EXHIBIT 99.1

FINANCIAL RELATIONS BOARD	NEWS

5555 San Felipe, Suite #1200 Houston, TX 77056 (NYSE:KCS)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

James W. Christmas Chairman and CEO (713) 877-8006	Marilynn Meek — General Info (212) 445-8451 Peter Seltzberg — Analyst Info (212) 445-8457

FOR IMMEDIATE RELEASE:
April 1, 2004

KCS ENERGY ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

Houston, TX, April 1, 2004 — KCS Energy, Inc. (NYSE: KCS) today announced that it has closed a private placement of $175,000,000 of 7 1/8% Senior Notes due 2012. The notes are senior unsecured obligations of KCS with interest payable semi-annually. The notes will be guaranteed by each of KCS’ subsidiaries. The net proceeds of the offering will be used to redeem all of its 8 7/8% Senior Subordinated Notes due 2006, to repay indebtedness under its bank credit facility and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates and give the Company’s current expectation or forecasts of future events. Although the Company believes its forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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